Exhibit 10.2

Libertas Funding LLC

382 Greenwich Avenue Suite 2 Second Floor Greenwich CT 06830

AGREEMENT OF SALE OF FUTURE RECEIPTS

This AGREEMENT OF SALE OF FUTURE RECEIVABLES (this “Agreement”) dated as of 11/27/2018, is made by and between Libertas Funding LLC. , a Connecticut limited liability company as purchaser (“Purchaser”), the merchant whose name, address and other pertinent information is set forth below, as seller (“Merchant”), and the officer(s)of the Merchant whose name, address and other pertinent information are set forth below (“Officer”).

Merchant Information

Merchant Legal Name: SHARING SERVICES, INC., Four Oceans Holdings, Inc, Elepreneur, LLC, Elevacity Global LLC, Elenergy, LLC, Imagine University, LLC, Legacy Direct Global, LLC, Total Travel Media, Inc	DBA Name: Elepreneurs - Elevacity
Entity Type: CORPORATION	FEIN: 300869786
State Of Incorp: TX	Bank Name:
Address: 1700 COIT ROAD , PLANO, TX, 75075	Phone: 4693049400

OFFICER INFORMATION (referred to individually or collectively as the (“Officer”)

Name of Officer : John Thatch	Cell Phone: XXXXXXXX	Social Security # : XXXXXX
Home Address : XXXXXXXXXXXXXXXXXXXX	City/State : XXXXXXXXXX	Zip Code : 33761
Ownership % : 1	Email : jt@shrvinc.com

Name of Officer 2: Frank Walters	Cell Phone: XXXXXXXX	Social Security # : XXXXXX
Home Address : XXXXXXXXXXXXXXXXXXXX	City/State : XXXXXX	Zip Code : 75035
Ownership % : 1	Email : al@shrvinc.com

Background

WHEREAS, Merchant is an entity engaged in the business that it currently conducts and is willing to sell to Purchaser a certain portion of Merchant’s future receivables (such portion, the “Sold Future Receipts”); and

WHEREAS, Purchaser is an entity engaged in the business of purchasing future receivables and is willing to purchase from Merchant the Sold Future Receipts; and

WHEREAS, Officer is an individual who, as an officer of Merchant, will derive substantial benefit from Merchant selling the Sold Future Receipts to Purchaser and who is willing to guaranty to Purchaser Merchant’s performance in accordance with the provisions of this Agreement

NOW, THEREFORE, for good and valuable consideration, the mutual receipt of which and sufficiency is hereby acknowledged, the parties to this Agreement agree to the foregoing and as follows.

KEY BUSINESS TERMS AND DEFINITIONS:

Sold Amount of Future Receipts	$635,000.00	The dollar value of the Sold Future Receipts that Merchant agrees to sell to Purchaser.
Purchase Price	$500,000.00	The total amount that Purchaser agrees to pay for the Sold Amount of Future Receipts.
Future Receipts	$3,870,980.67	All sums due to Merchant by its customers/clients/vendees as payment for the Merchant’s sale of goods and services in the ordinary course of Merchant’s business from and after the date when the Purchase Price is paid to Merchant irrespectively of how such sums is paid over and delivered to Merchant (in the form of cash, check, credit, credit card charge, debit card payment, ACH or any other form of funds transfer or payment.)
Direct Payments to Third Parties/Renewals	$0.00	Paid to Other Funders.
Total Amount Sent to Merchant	$490,000.00	Net of Discount and Direct Payments to 3rd Parties:

Specified Percentage	20%	An agreed upon percentage of the Daily daily Future Receipts that Merchant shall deliver to Purchaser until the entire Sold Amount of Future Receipts is delivered to Purchaser in accordance with this Agreement.
Discount Factor	1.27	The risk adjustment to the Amount Sold that determines the Futures Receivables Discount
daily Delivery	$4,319.73	A dollar amount that Merchant and Purchaser agree to be a good faith approximation of the Specified Percentage of daily Future Receipts as of the date of this Agreement, based upon the information provided by Merchant to Purchaser concerning Merchant’s most recent accounts receivables.
Due Diligence & Processing Fee	$10,000.00	The amount Purchaser will withhold from the Purchase Price which represents the due diligence and costs of the Purchaser in performing its analysis for this agreement.
Early Delivery Discount	None	Discount Paid to Merchant for delivering Future Receivables Early
Estimated Term of this Agreement	7 Month(s)	The estimated Term of this Agreement is the period commencing on the date when the Purchase Price is paid to Merchant (the “Commencement Date”) and expiring on the date when the Sold Amount of Future Receipts is delivered to Purchaser in full.
Business Day		Monday through Friday during the Term of this Agreement except the days when the banking institutions in the state where the Merchant’s business is located are closed for holidays and do not process ACH transfers.

Note: The bold type terms in the tables above and below shall constitute defined terms with respect to this Agreement. PLEASE NOTE THAT THE PURCHASER WILL NOT REMIT MORE THAN THE EXPECTED DAILY REMITTANCE PER DAY WITHOUT THE CONSENT OF THE MERCHANT.

I. SALE OF FUTURE RECEIPTS; PAYMENT OF PURCHASE PRICE:

1. Sale of Future Receipts. Merchant hereby sells, assigns, transfers and conveys (hereinafter, the “Sale”) unto Purchaser all of Merchant’s right, title and interest in to the Specified Percentage of the Future Receipts until the Sold Amount of Future Receipts is delivered by Merchant to Purchaser; to have and hold the same unto Purchaser, its successors and assigns, forever. This Sale of the Sold Future Receipts is made without express or implied warranty to Purchaser of collectability of the Sold Future Receipts by Purchaser and without recourse against Merchant except as specifically set forth in this Agreement. By virtue of this Agreement, Merchant transfers to Purchaser full and complete ownership of the Sold Future Receipts and Merchant retains no legal or equitable interest therein.

2. Payment of Purchase Price.

a.	In consideration of the transfer by Merchant to Purchaser of the Sold Future Receipts, Purchaser agrees to pay to Merchant the Purchase Price; subject to the immediately following subsection (b) and the satisfactory completion of Purchaser’s due diligence (in its discretion), the Purchase Price shall be turned over and delivered to Merchant immediately after the date of this Agreement.
b.	In the event as of the date when Purchaser shall deliver to Merchant the Purchase Price, Merchant shall have owed to Purchaser a certain amount of debt unrelated to his Agreement or certain sums pursuant to this Agreement including without limitation any and all origination fees. (the sum of all such prior obligations of Merchant to Purchaser, the “Prior Debt”) Merchant hereby grants Purchaser the right to withhold from the Purchase Price to be delivered to Merchant pursuant to subparagraph (a) above, the amount of the Prior Debt in full satisfaction thereof. Furthermore, Merchant agrees that delivery to the Merchant of the Purchase Price reduced by the amount of the Prior Debt shall not be deemed to be Purchaser’s breach of its obligations under this Agreement and such reduction shall not in any way or form shall modify or reduce Merchant’s obligations under this Agreement.
c.	In the event the amount of the Purchase Price is reduced by the amount of Prior Debt, any and all references in this Agreement to the Purchase Price shall mean “the Purchase Price as reduced by the Prior Debt, if any.”

II. DELIVERY OF SOLD AMOUNT OF FUTURE RECEIPTS:

3. Daily Deliveries. The Sold Amount of Future Receipts shall be delivered to Purchaser in equal amounts of Daily Delivery. The Daily Deliveries shall be made on each on each and every Business Day commencing on the Commencement Date. The amount of the Daily Delivery is subject to Merchant’s right for adjustment and/or reconciliation set forth in this Agreement. The last Daily Delivery shall be made when the Sold Amount of Future Receipts and other amounts due to Purchaser under this Agreement (if any) are delivered to Purchaser in full.

4. Method of Delivery of Sold Amount of Future Receipts. Purchaser shall have the right, at its sole and absolute discretion, to choose among the following three methods of delivery of the Daily Delivery to Purchaser:

a.	Directly from the Merchant’s Approved Bank Account (as such term is defined below) by daily debiting the amount of Daily Delivery via ACH debit (“Direct Debit”); or
b.	From the Merchant’s Approved Credit Card Processor (as such term is defined below) by instructing such Approved Credit Card Processor to remit daily the amount of Daily Delivery to Purchaser (“Credit Card Split”); or
c.	From a special bank account established jointly by Purchaser and Merchant whereby all Future Receipts shall be deposited into such bank account during the term of this Agreement in accordance with a lockbox arrangement among Merchant, Purchaser and a banking institution chosen by Purchaser and Purchaser daily debiting the amount of Daily Delivery from such bank account (the “Lockbox Arrangement”).

At any time during the term of this Agreement, Purchaser may change the method by which it will accept the Daily Delivery by providing Merchant with written instructions of a new method of delivery of Daily Delivery to Purchaser.

5. Approved Bank Account and Credit Card Processor. During the term of this Agreement, Merchant shall: (i) deposit all Future Receipts into one (and only one) bank account which bank account shall be preapproved by Purchaser (the “Approved Bank Account”), (ii) use one (and only one) credit card processor which processor shall be preapproved by Purchaser (the “Approved Credit Card Processor”) and (iii) deposit all credit card receipts into the Approved Bank Account. In the event the Approved Bank Account or Approved Credit Card Processor shall become unavailable or shall cease providing services to Merchant during the term of this Agreement, prior to the first date of such unavailability or cessation of services, Merchant shall arrange for another Approved Bank Account or Approved Credit Card Processor, as the case may be.

6. Authorization of Direct Debit, Credit Card Split and Lockbox Arrangement.

a.	Merchant hereby authorizes Purchaser to initiate Direct Debit by way of electronic checks or ACH debits from the Approved Bank Account in the amount of Daily Delivery each Business Day until Purchaser receive the full Sold Amount of Future Receipts; Merchant shall provide Purchaser with all access code(s) for the Approved Bank Account.
b.	Merchant hereby authorizes Purchaser to initiate Credit Card Split by making the necessary arrangement with the Approved Credit Card Processor for remittance of the Daily Delivery each Business Day until the Purchaser receives the full Sold Amount of Future Receipts; Merchant shall provide Purchaser with all access code(s) for the Approved Credit Card Processor.
c.	Merchant hereby authorizes Purchaser to initiate a Lockbox Arrangement and to instruct Merchant’s Approved Credit Card Processor and Merchant’s invoiced customers/clients/vendees to deposit all sums due to Merchant from each of those parties directly to the special bank account established in accordance with the Lockbox Arrangement; If required, Merchant shall enter into a lockbox agreement with Purchaser and the banking institution chosen by Purchaser for the purpose of establishing such bank account.

7. Third Party Appointment and Authorization. By signing below, Merchant acknowledges that the Purchaser may, at any time, at Purchaser’s sole discretion, and without prior notice, appoint a third party, including but not limited to its wholly owned subsidiaries, including, without limitation, Kinetic Direct Funding, LLC. (herein referred to as the “Servicing Agent”) to perform any, or all, of the actions authorized by the ACH Authorization and the Agreement. Merchant further agrees and acknowledges that Servicing Agent shall have all of the same rights, responsibilities, and authorizations granted to Purchaser by the ACH Authorization and the Agreement. For purposes of clarity, any Servicing Agent may perform any and all activities to service the Agreement, including the collection of Funds Arising from Future Receipts (as set forth above), as if it was the Purchaser.

8. Fees Associated with Debiting Approved Bank Account. It shall be Merchant’s exclusive responsibility to pay to its banking institution and/or Purchaser’s banking institution directly (or to compensate Purchaser, in case it is charged) all fees, charges and expenses incurred by either Merchant or Purchaser due to rejected electronic checks or ACH debit attempts, overdrafts or rejections by Merchant’s banking institution of the transactions contemplated by this Agreement.

9. Read Only Access to the Approved Bank and Credit Card Accounts. Merchant hereby agrees that during the term of this Agreement Purchaser shall have the right to perform ongoing read only electronic monitoring of transactions occurring in the Approved Bank Account and Merchant’s account with the Approved Credit Card Processor (the “Approved Credit Card Account”). Merchant agrees to provide Purchaser all required online access codes for the Approved Bank Account and the Approved Credit Card Account. If Purchaser’s electronic (online) access to Merchant’s Approved Bank Account or the Approved Credit Card Account is disabled for any reason, Merchant shall immediately and diligently undertake all steps required from it to restore Purchaser’s access to both Approved Bank Account and Approved Credit Card Account. Merchant’s failure to comply with the provisions of this Section 8 shall constitute Merchant’s material breach of its obligations under this Agreement.

III. MERCHANT’S RIGHT FOR RECONCILIATION AND ADJUSTMENT:

10. Merchant’s Right for Reconciliation of Daily Deliveries.

a.	If any time during the term of this Agreement Merchant will experience sporadic increase or decrease in its daily receipts, Merchant shall have the right, at its sole and absolute discretion, but subject to the provisions of Section 10 below, to request retroactive reconciliation of the Merchant’s actual daily receipts for one full calendar month immediately preceding the day when such request for reconciliation is received by Purchaser (each such calendar month, a “Reconciliation Month”).

b.	Such reconciliation (the “Reconciliation”) of Merchant’s daily receipts for a Reconciliation Month shall be performed by Purchaser within five (5) Business Days following its receipt of the Merchant’s request for reconciliation by either crediting or debiting the difference back to or from the Approved Bank Account so that the total amount debited by Purchaser from the Approved Bank Account during the Reconciliation Month at issue equal the Specific Percentage of the Future Receipts that Merchant collected during the Reconciliation Month at issue.
c.	The parties acknowledge and agree that one or more Reconciliation procedures performed by Purchaser may reduce the actual Daily Delivery amount during the Reconciliation Month in comparison to the one set forth in preamble of this Agreement, and, as the result of such reduction, the term of this Agreement during which Purchaser will be debiting the Approved Bank Account may extend substantially.

11.	Request for Reconciliation Procedure.

a.	It shall be Merchant’s sole responsibility and the right hereunder to initiate Reconciliation of Merchant’s actual receipts during any Reconciliation Month by sending a request for reconciliation to Purchaser.
b.	Any such request for Reconciliation of the Merchant’s daily receipts for a specific Reconciliation Month shall be in writing, shall include a copy of Merchant’s bank statement and a credit card processing statement for the Reconciliation Month at issue, and shall be received by Purchaser via email customer.service@libertasfunding.com within five (5) Business Days after the last day of the Reconciliation Month at issue (time being of the essence as to the last day of the period during which such demand for reconciliation shall be received by Purchaser).
c.	Purchaser’s receipt of Merchant’s request for Reconciliation after the expiration of the Five-Business-Day period following the last day of the Reconciliation Month for which such reconciliation is requested nullifies and makes obsolete Merchant’s request for Reconciliation for that specific Reconciliation Month.
d.	Merchant shall have the right to request Reconciliation as many times during the term of this Agreement as it deems proper, and Purchaser shall comply with such request, provided that:

i.	Each such request is made in accordance with the terms of this Section 10.
ii.	If a request for Reconciliation is made after the expiration of the term of this Agreement and, as the result of such Reconciliation, the total amount actually debited by Purchaser from the Approved Bank Account will become less than the Sold Amount of Future Receipts, then and in such event the term of this Agreement shall automatically be extended until the time when the total amount actually debited from Approved Bank Account pursuant to this Agreement shall become equal to the Sold Amount of Future Receipts.
iii.	In the event after the last day of the term of this Agreement Merchant will determine in good faith that the actual amount debited by Purchaser from the Approved Bank Account pursuant to this Agreement is greater than the Sold Amount of Future Receipts, then and in such event Merchant shall have the right to request final Reconciliation within five (5) Business Days following the expiration date of the term of this Agreement (time being of the essence) and Purchaser shall honor such request within five (5) Business Days following the day of its receipt of such request. It shall be noted that if Purchaser receives funds that it is not entitled to, then the Purchaser shall be required to return those funds to the Merchant without request by the Merchant for reconciliation as set forth above.

e.	Nothing set forth in Sections 9 or 10 of this Agreement shall be deemed to provide Merchant with the right to interfere with Purchaser’s right and ability to debit the Approved Bank Account while the request for Reconciliation of Merchant’s receipts is pending or until the Sold Amount of Future Receipts is delivered to Purchaser in full.

12.	Adjustment of Daily Delivery.

a.	If any time during the term of this Agreement Merchant will experience steady increase or decrease in its daily receipts, Merchant shall have the right, at its sole and absolute discretion, but subject to the provisions of Section 12 below, to request modification (“Adjustment”) of the amount of the Daily Delivery that Merchant is obligated to deliver daily to Purchaser in accordance with the provisions of Section 3 above. Such Adjustment shall become effective as of the date it is granted and the new adjusted amount of the Daily Delivery (the “Adjusted Daily Delivery”) shall replace and supersede the amount of the Daily Delivery set forth in the preamble of this Agreement.
b.	The Adjustment of the Daily Delivery shall be performed by Purchaser within five (5) Business Days following its receipt of the Merchant’s request for Adjustment by modifying daily amounts that shall be debited from the Approved Bank Account until the Sold Amount of Future Receipts is delivered in full. Notwithstanding anything to the contrary set forth in Sections 11 and 12 hereof, no Adjustment shall take place until and unless Reconciliation for at least one (1) Reconciliation Month takes place resulting in reduction of the total amount debited from Merchant’s Approved Bank Account during the Reconciliation Month by at least 20% in comparison to the amount that would have been debited during that month without Reconciliation.
c.	The parties acknowledge and agree that one or more Adjustments performed pursuant to this Agreement may substantially extend the term of this Agreement and the period during which Purchaser will be debiting the Approved Bank Account.

13.	Request for Adjustment Procedure.

a.	It shall be Merchant’s sole responsibility and the right to initiate the Adjustment by sending a request for Adjustment to Purchaser.
b.	A request for Adjustment (an “Adjustment Request”) shall be in writing, shall include copies of: (i) Merchant’s three (3) consecutive bank statements of the Approved Bank Account and credit card processing statements immediately preceding the date of Purchaser’s receipt of the Adjustment Request, and (ii) Merchant’s bank statements and credit card processing statements previously provided by Merchant to Purchaser based upon which statements the amount of Daily Delivery set forth in preamble to this Agreement (or the then current Adjusted Daily Delivery, as the case may be) was determined, and shall be received by Purchaser by email at customer.service@libertasfunding.com within five (5) Business Days after the date that is the later of the last day of the latest bank statement enclosed with the Adjustment Request and the last date of the latest card processing statement enclosed with the Adjustment Request (time being of the essence as to the last day of the period during which an Adjustment Request shall be received by Purchaser).
c.	Purchaser’s receipt of a Merchant’s Adjustment Request after the expiration of the above referenced Five-Business-Day period nullifies and makes obsolete such Adjustment Request.
d.	Merchant shall have the right to request Adjustment of the Daily Delivery (or Adjusted Daily Delivery, as the case may be) as many times during the term of this Agreement as it seems proper, and Purchaser shall comply with such request, provided that:

i.	Each such request for Adjustment is made in accordance with the terms of this Section 12.
ii.	A request for Adjustment shall not be made after the expiration of the term of this Agreement.

e.	Nothing set forth in Sections 11 or 12 of this Agreement shall be deemed to provide Merchant with the right to interfere with Purchaser’s right and ability to debit the Approved Bank Account while the request for Adjustment is pending or until the Sold Amount of Future Receipts is delivered to Purchaser in full.

IV.	RISK SHARING ACKNOWLEDGMENTS AND AGREEMENTS:

14.	Both Merchant and Purchaser Acknowledge and Agree that:

a.	The Sold Amount of Future Receipts represents a portion of Merchant’s Future Receipts.
b.	This Agreement consummates the sale of the Sold Amount of Future Receipts at a discount, not borrowing funds by Merchant from Purchaser. Purchaser does not charge Merchant and will not collect from Merchant any interest on the monies spent on the purchase of the Sold Amount of Future Receipts. The period of time that it will take Purchaser to collect the Sold Amount of Future Receipts is not fixed, is unknown to both parties as of the date of this Agreement and will depend on how well or not well Merchant’s business will be performing following the date hereof. As an extreme example, in the event Merchant’s business ceases to exist after Purchaser’s payment of the Purchase Price and purchase of the Sold Amount of Future Receipts for reason outside Merchant’s control, Purchaser may never recover any moneys spent on such purchase without recourse.
c.	The amount of the Daily Delivery set forth in preamble to this Agreement is calculated based upon the information concerning an average amount of daily receipts collected by Merchant’s business immediately prior to the date of this Agreement which information was provided by Merchant to Purchaser.
d.	The amounts of Merchant’s future daily receipts may increase or decrease over time.
e.	If, based upon the Reconciliation and/or the Adjustment procedures described above, it will be determined that the actual daily amounts of the Specified Percentage of the Future Receipts get reduced in comparison to the amount of the Daily Delivery as of the date of this Agreement set forth in the preamble of this Agreement, and in comparison to the amount that both Merchant and Purchaser may have anticipated or projected because Merchant’s business has slowed down, or if the full Sold Amount of Future Receipts is not remitted because Merchant’s business went bankrupt or otherwise ceased operations in the ordinary course of business(but not due to Merchant’s willful mishandling of its business), and Merchant shall have not breached this Agreement, Merchant would not owe anything to Purchaser and would not be in breach of or in default under this Agreement.

15.	Purchaser’s Risk Acknowledgments. Purchaser agrees to purchase the Sold Amount of Future Receipts knowing the risks that Merchant’s business may slow down or fail, and Purchaser hereby assumes these risks based exclusively upon the information provided to it by Merchant and related to the business operations of Merchant’ business prior to the date hereof and upon Merchant’s representations, warranties and covenants contained in this Agreement that are designed to give Purchaser a reasonable and fair opportunity to receive the benefit of its bargain. Furthermore, Purchaser hereby acknowledges and agrees that Merchant shall be excused from performing its obligations under this Agreement in the event Merchant’s business ceases its operations exclusively due to the following reasons (collectively, the “Valid Excuses”):

i.	adverse business conditions that occurred for reasons outside Merchant’s control and not due to Merchant’s willful or negligent mishandling of its business;
ii.	loss of the premises where Merchant’s business operates (but not due to Merchant’s violation of its obligations to its landlord);
iii.	bankruptcy of Merchant;
iv.	natural disasters or similar occurrences beyond Merchant’s control.

16.	Not a Loan. Merchant and Purchaser agree that the Purchase Price is paid to Merchant in consideration for the ownership of the Sold Amount of Future Receipts and that payment of the Purchase Price by Purchaser is not intended to be, nor shall it be construed as, a loan from Purchaser to Merchant that requires absolute and unconditional repayment on a maturity date, and Officer waives any claims or defenses of usury in any action arising out of this Agreement.. To the contrary, Purchaser’s ability to receive the Sold Amount of Future Receipts pursuant to this Agreement, and the date when the Sold Amount of Future Receipts is delivered to Purchaser in full (if ever) are subject to and conditioned upon performance of Merchant’s business.

V.	MERCHANT’S OBLIGATIONS, REPRESENTATIONS, WARRANTIES AND COVENANTS:

17. Merchant represents, warrants and covenants that the following statements are valid, true and correct as of the date of this Agreement and unless expressly stated otherwise shall remain valid, true and correct during the term of this Agreement:

a.	Use of Purchase Price. Merchant hereby acknowledges that it fully understands that: (i) Purchaser’s ability to receive the Sold Amount of Future Receipts is contingent upon Merchant’s continued operation of its business and successful generation of the Future Receipts until the Sold Amount of Future Receipts is delivered to Purchaser in full; (ii) that in the event of decreased efficiency or total failure of Merchant’s business Purchaser’s receipt of the full or any portion of the Sold Amount of Future Receipts may be delayed indefinitely. Based upon the forgoing, Merchant agrees to use the Purchase Price exclusively for the benefit and advancement of Merchant’s business operations and for no other purpose.
b.	Merchant Shall Not. During the term of this Agreement, without first obtaining Purchaser’s consent, Merchant shall not:
	i.	Change or close the Approved Bank Account or change or terminate the Approved Processor.
	ii.	Open and deposit Future Receipts into a bank account different from the Approved Bank Account.
	iii.	Add a credit card processor in addition to the Approved Processor.
	iv.	Sell Merchant’s business (as an entity or its assets) to a third party.
	v.	Disconnect Purchaser’s bank monitoring software.
	vi.	Sell Future Receipts to a third party.
	vii.	Breach, or deviate from strict performance of, any and all other obligations of Merchant under this Agreement.
c.	Financial Condition and Financial Information. Merchant’s bank and financial statements, copies of which have been furnished to Purchaser, and future statements which may be furnished hereafter pursuant to this Agreement or upon Purchaser’s request, fairly represent the financial condition of Merchant as of the dates such statements are issued, and prior to execution of the Agreement there have been no material adverse changes, financial or otherwise, in such condition, operation or ownership of Merchant. Merchant has a continuing, affirmative obligation to advise Purchaser of any material adverse change in its financial condition, operation or ownership. Purchaser may request statements at any time during the term of this Agreement and Merchant shall provide them to Purchaser within Five (5) Business Days. Merchant’s failure to do so is a material breach of this Agreement.
d.	Governmental Approvals. Merchant is in compliance and, during the term of this Agreement, shall be in compliance with all laws and has valid permits, authorizations and licenses to own, operate and lease its properties and to conduct the business in which it is presently engaged.
e.	Good Standing. Merchant is a corporation/limited liability company/limited partnership/other type of entity that is in good standing and duly incorporated or otherwise organized and validly existing under the laws of its jurisdiction of incorporation or organization and has full power and authority necessary to carry its business as it is now being conducted.
f.	Authorization. Merchant has all requisite power to execute, deliver and perform this Agreement and consummate the transactions contemplated hereunder; entering into this Agreement will not result in breach or violation of, or default under, any agreement or instrument by which Merchant is bound or any statute, rule, regulation, order or other law to which Merchant is subject, nor require the obtaining of any consent, approval, permit or license from any governmental authority having jurisdiction over Merchant. All organizational and other proceedings required to be taken by Merchant to authorize the execution, delivery and performance of this Agreement have been taken. The person signing this Agreement on behalf of Merchant has full power and authority to bind Merchant to perform its obligations under this Agreement.
g.	Accounting Records and Tax Returns. Merchant will treat receipt of the Purchase Price and delivery of the Sold Future Receipts in a manner evidencing sale of its future receipts in its accounting records and tax returns and further agrees that Purchaser is entitled to audit Merchant’s accounting records upon reasonable Notice in order to verify compliance. Merchant hereby waives any rights of privacy, confidentiality or taxpayer privilege in any litigation or arbitration arising out of this Agreement in which Merchant asserts that this transaction is anything other than a sale of future receipts.

h.	Taxes; Workers Compensation Insurance. Merchant will promptly pay, when due, all taxes, including without limitation, income, employment, sales and use taxes, imposed upon Merchant’s business by law, and will maintain workers compensation insurance required by applicable governmental authorities.
i.	Business Insurance. Merchant will maintain general liability and business-interruption insurance naming Purchaser as loss payee and additional insured in the amounts and against risks as are satisfactory to Purchaser and shall provide Purchaser proof of such insurance upon request.
j.	Electronic Check Processing Agreement. Merchant shall not change its processor, add terminals, change its financial institution or bank account(s) or take any other action that could have any adverse effect upon Merchant’s obligations or impede Purchaser’s rights under this Agreement, without Purchaser’s prior written consent.
k.	No Diversion of Future Receipts. Merchant shall not allow any event to occur that would cause a diversion of any portion of Merchant’s Future Receipts from the Approved Bank Account without first obtaining Purchaser’s approval of such diversion.
l.	Change of Name or Location. Merchant shall not conduct Merchant’s businesses under any name other than as disclosed to the Processor and Purchaser and will not change any of its places of business without first obtaining Purchaser’s written consent.
m.	Prohibited Business Transactions: Merchant shall not: (i) transfer or sell all or substantially all of its assets without first obtaining Purchaser’s consent; or (ii) make or send notice of its intended bulk sale or transfer.
n.	No Closing of Business. Merchant will not sell, dispose, transfer or otherwise convey all or substantially all of its business or assets without first: (i) obtaining the express written consent of Purchaser, and (ii) providing Purchaser with a written agreement of a purchaser or transferee of Merchant’s business or assets assuming all of Merchant’s obligations under this Agreement pursuant to documentation satisfactory to Purchaser. Merchant represents that it has no current plans to close its business either temporarily (for renovations, repairs or any other purpose), or permanently. Merchant agrees that until Purchaser shall have received all of the Sold Amount of Future Receipts, Merchant will not voluntarily close its business on a permanent or temporarily basis for renovations, repairs, or any other purposes. Notwithstanding the foregoing, Merchant shall have the right to close its business temporarily if such closing is necessitated by a requirement to conduct renovations or repairs imposed upon Merchant’s business by legal authorities having jurisdiction over Merchant’s business (such as from a health department or fire department) or if such closing is necessitated by circumstances outside Merchant’s reasonable control. Prior to any such temporary closure of its business, Merchant shall provide Purchaser ten (10) Business Days advance notice.
o.	No Pending Bankruptcy. As of the date of Merchant’s execution of this Agreement, Merchant is not insolvent, has not filed, and does not contemplate filing, any petition for bankruptcy protection under Title 11 of the United States Code and there has been no involuntary bankruptcy petition brought or pending against Merchant. Merchant represents that it has not consulted with a bankruptcy attorney on the issue of filing bankruptcy within six months immediately preceding the date of this Agreement.
p.	Estoppel Certificate. Merchant will at any time, and from time to time, upon at least one (1) day’s prior notice from Purchaser to Merchant, execute, acknowledge and deliver to Purchaser and/or to any other person or entity specified by Purchaser in its notice, a statement certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modification(s) and stating the date(s) on which the Sold Amount of Future Receipts or any portion thereof has been delivered.
q.	Working Capital Funding. Merchant shall not further encumber the Future Receipts, without first obtaining written consent of Purchaser.
r.	Unencumbered Future Receipts. Merchant has and will continue to have good, complete and marketable title to all Future Receipts, free and clear of any and all liabilities, liens, claims, changes, restrictions, conditions, options, rights, mortgages, security interests, equities, pledges and encumbrances of any kind or nature whatsoever or any other rights or interests other than by virtue or entering into this Agreement.
s.	Business Purpose. Merchant is entering into this Agreement solely for business purposes and not as a consumer for personal, family or household purposes.
t.	No Default Under Contracts with Third Parties. Merchant’s execution of and/or performance of its obligations under this Agreement will not cause or create an event of default by Merchant under any contract, which Merchant is or may become a party to.
u.	Right of Access. In order to ensure Merchant’s compliance with the terms of this Agreement, Merchant hereby grants Purchaser the right to enter, without notice, the premises of Merchant’s business for the purpose of inspecting and checking Seller’s transaction processing terminals to ensure the terminals are properly programmed to submit and or batch Merchant’s daily receipts to the Processor and to ensure that Merchant has not violated any other provision of this Agreement. Furthermore, Merchant hereby grants Purchaser and its employees and consultants access to Merchant’s employees and records and all other items of property located at the Merchant’s place of business during the term of this Agreement. Merchant hereby agrees to provide Purchaser, upon request, all and any information concerning Merchant’s business operations, banking relationships, names and contact information of Merchant’s suppliers, vendors and landlord(s), to allow Purchaser to interview any of those parties.

v.	Phone Recordings and Contact. Merchant agrees that any call between Merchant and Purchaser and its officer, managers, employees and agents may be recorded and/or monitored. Furthermore, Merchant acknowledges and agrees that: (i) it has an established business relationship with Purchaser, its managers, employees and agents (collectively, the “Purchaser Parties”) and that Merchant may be contacted by any of the Purchaser Parties from time-to-time regarding Merchant’s performance of its obligations under this Agreement or regarding other business transactions; (ii) it will not claim that such communications and contacts are unsolicited or inconvenient; and (iii) that any such contact may be made by any of the Purchaser Parties in person or at any phone number (including mobile phone number), email addresses, or facsimile number belonging to Merchant’s office, or its owners, managers, officers, or employees.
w.	Knowledge and Experience of Decision Makers. The persons authorized to make management and financial decisions on behalf Merchant with respect to this Agreement have such knowledge, experience and skill in financial and business matters in general and with respect to transactions of a nature similar to the one contemplated by this Agreement so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, Merchant entering into this Agreement.
x.	Merchant’s Due Diligence. The person authorized to sign this Agreement on behalf of Merchant: (i) has received all information that such person deemed necessary to make an informed decision with respect to a transaction contemplated by this Agreement; and (ii) has had unrestricted opportunity to make such investigation as such person desired pertaining to the transaction contemplated by this Agreement and verify any such information furnished to him or her by Purchaser.
y.	Arm-Length Transaction. The person signing this Agreement of behalf of Merchant: (a) has read and fully understands content of this Agreement; (b) has consulted to the extent he/she wished with Merchant’s own counsel in connection with the entering into this Agreement; (c) he or she has made sufficient investigation and inquiry to determine whether this Agreement is fair and reasonable to Merchant, and whether this Agreement adequately reflects his or her understanding of its terms.
z.	No Reliance on Oral Representations. This Agreement contains the entire agreement between Merchant and Purchaser with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued or acquiesced in, and each oral agreement and representation previously made, by Purchaser or any of the Purchaser Parties with respect thereto (if any), whether or not relied or acted upon. No course of performance or other conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Purchaser Parties, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect Merchant’s obligations pursuant to this Agreement or any rights and remedies of the parties to this Agreement.

VI.	PLEDGE OF SECURITY:

18. Acknowledgment of Security Interest and Security Agreement. The Future Receipts sold by Merchant to Purchaser pursuant to this Agreement are “accounts” or “payment intangibles” as those terms are defined in the Uniform Commercial Code as in effect in the state in which the Merchant is located (the “UCC”) and such sale shall constitute and shall be construed and treated for all purposes as a true and complete sale, conveying good title to the Future Receipts free and clear of any liens and encumbrances, from Merchant to Purchaser. To the extent the Future Receipts are “accounts” or “payment intangibles” then (i) the sale of the Future Receipts creates a security interest as defined in the UCC; (ii) this Agreement constitutes a “security agreement” under the UCC; and (iii) Purchaser has all the rights of a secured party under the UCC with respect to such Future Receipts. Merchant further agrees that, with or without an Event of Default, Purchaser may notify account debtors, or other persons obligated on the Future Receipts, on holding the Future Receipts of Merchant’s sale of the Future Receipts and may instruct them to make payment or otherwise render performance to or for the benefit of Purchaser.

19. Financing Statements. Merchant authorizes Purchaser to file one or more UCC-1 forms consistent with the UCC to give notice that the Sold Amount of Future Receipts is the sole property of Purchaser. The UCC filing may state that such sale is intended to be a sale and not an assignment for security and may state that Merchant is prohibited from obtaining any financing that impairs the value of the Sold Amount of Future Receipts or Purchaser’s right to collect same. Merchant authorizes Purchaser to debit the Approved Bank Account for all costs incurred by Purchaser associated with the filing, amendment or termination of any UCC filings.

20. Security. As security for the prompt and complete performance of any and all liabilities, obligations, covenants or agreements of Merchant under this Agreement, now or hereafter arising from, out of or relating to this Agreement, whether direct, indirect, contingent or otherwise (hereinafter referred to collectively as the “Merchant Obligations”), Merchant hereby pledges, assigns and hypothecates to Purchaser and grants to Purchaser a continuing, perfected and first priority lien upon and security interest in, to and under all of Merchant’s right, title and interest in and to the following (collectively, the “Collateral”), whether now existing or hereafter from time to time acquired:

a.	all accounts, including without limitation, all deposit accounts, accounts-receivable, and other receivables, chattel paper, documents, equipment, general intangibles, instruments, and inventory, as those terms are defined by Article 9 of the Uniform Commercial Code (the “UCC”), now or hereafter owned or acquired by Merchant; and
b.	all Merchant’s proceeds, as that term is defined by Article 9 of the UCC.

21. Termination of Pledge. Upon the performance by Merchant in full of the Merchant Obligations, the security interest in the Collateral pursuant to this Pledge shall automatically terminate without any further act of either party being required, and all rights to the Collateral shall revert to Merchant. Upon any such termination, Purchaser will execute, acknowledge (where applicable) and deliver such satisfactions, releases and termination statements, as Merchant shall reasonably request.

22. Representations with Respect to Collateral. Merchant hereby represents and warrants to Purchaser that: the execution, delivery and performance by Merchant of this Pledge, and the remedies in respect of the Collateral under this Pledge (i) have been duly authorized; (ii) do not require the approval of any governmental authority or other third party or require any action of, or filing with, any governmental authority or other third party to authorize same (other than the filing of the UCC 1’s); (iii) do not and shall not (A) violate or result in the breach of any provision of law or regulation, any order or decree of any court or other governmental authority, (B) violate, result in the breach of or constitute a default under or conflict with any indenture, mortgage, deed of trust, agreement or any other instrument to which Merchant is a party or by which any of Merchant’s assets (including, without limitation, the Collateral) are bound.

23. Further Assurances. Upon the request of Purchaser, Merchant, at Merchant’s sole cost and expense, shall execute and deliver all such further UCC-1s, continuation statements, assurances and assignments of the Collateral and consents with respect to the pledge of the Collateral and the execution of this Pledge, and shall execute and deliver such further instruments, agreements and other documents and do such further acts and things, as Purchaser may request in order to more fully effectuate the purposes of this Pledge and the assignment of the Collateral and obtain the full benefits of this Pledge and the rights and powers herein created.

24. Attorney-in-fact. Merchant hereby authorizes Purchaser at any time to take any action and to execute any instrument, including without limitation to file one or more financing statements and/or continuation statements, to evidence and perfect the security interest created hereby and irrevocably appoints Purchaser as its true and lawful attorney-in-fact, which power of attorney shall be coupled with an interest, with full authority in the place and stead of Merchant and in the name of Merchant or otherwise, from time to time, in Purchaser’s sole and absolute discretion, including without limitation (a) for the purpose of executing such statements in the name of and on behalf of Merchant, and thereafter filing any such financing and/or continuation statements and (b) to receive, endorse and collect all instruments made payable to Merchant.

VII. EVENTS OF DEFAULT AND REMEDIES:

25. Events of Default by Merchant. The occurrence of any of the following events shall constitute an “Event of Default” by Merchant:

a.	Merchant shall violate any term, condition or covenant in this Agreement for any reason whatsoever other than as the result of Merchant’s business ceases its operations exclusively due to any of the Valid Excuses.
b.	Any representation or warranty by Merchant or Officer made in this Agreement shall prove to have been incorrect, false or misleading in any material respect when made.
c.	Merchant shall default under any of the terms, covenants and conditions of any other agreement with Purchaser (if any).
d.	Merchant uses multiple depository accounts without obtaining prior written consent of Purchaser in each instance.
e.	Merchant fails to deposit any portion of its Future Receipts into the Approved Bank Account;
f.	Merchant changes the Approved Bank Account or Approved Processor without obtaining prior written consent of Purchaser in each instance;
g.	Merchant interferes with Purchaser’s collection of Daily Deliveries (or Adjusted Daily Deliveries, as the case may be.)
h.	Merchant fails to provide timely notice to Purchaser such that in any given calendar month there are four or more ACH transactions attempted by Purchaser that are rejected by Merchant’s bank.

26. Events of Default by Merchant. The occurrence of any of the following events shall constitute an Event of Default by the Merchant:

a.	Merchant shall violate any term, condition or covenant in this Agreement applicable to the Merchant.
b.	Any representation or warranty by the Merchant made in this Agreement shall prove to have been incorrect, false or misleading in any material respect when made.

27. Default Under this Agreement. In case any Event of Default occurs and is not waived by Purchaser, Purchaser may declare Merchant and/or Officer in default under this Agreement by sending a default notice to Merchant and/or Officer, as the case may be.

28. Merchant’s Obligations Upon Default. Upon receipt of such default notice, Merchant shall immediately deliver to Purchaser the portion of the Sold Amount of Future Receipts that remain undelivered at the time of such default notice together with all other Fees (as such term is defined below) that Merchant may owe to Purchaser pursuant to this Agreement (the sum of the then undelivered portion of the Sold Amount of Future Receipts and the Fees hereinafter shall referred to the “Adjusted Sold Amount of Future Receipts.”) In addition, Merchant shall also pay to Purchaser, as additional damages, any reasonable expenses incurred by Purchaser in connection with recovering the monies due to Purchaser from Merchant pursuant to this Agreement, including without limitation the costs of retaining collection firms and reasonable attorneys’ fees and disbursements (collectively, “Reasonable Damages”). The parties agree that Purchaser shall not be required to itemize or prove its Reasonable Damages and that the fair value of the Reasonable Damages shall be calculated fifteen percent (15%) of the Adjusted Sold Amount of Future Receipts at the time of default

29. Remedies Upon Default. Upon occurrence of an Event of Default, Purchaser may immediately proceed to protect and enforce its rights under this Agreement against Merchant by:

a.	Enforcing its rights as a secured creditor under the Uniform Commercial Code including, without limitation, notifying any account debtor(s) of Merchant of Purchaser’s security interest;
b.	Filing the affidavit of confession of judgment (the “Affidavit”) executed by the Officer(s), individually and on Merchant’s behalf, in connection with this Agreement in the amount of the undelivered portion of the Sold Amount of Future Receipts, plus the Reasonable Damages, enter the judgment with the Clerk of the Court, without notice, and execute thereon;
c.	Notifying Merchant’s credit card processor or customers of Merchant’s default under this Agreement and to direct such credit card processor all future receipts and receivables to transfer to Purchaser of all or any portion of the amounts received by such credit card processor or customer on behalf of Merchant.
d.	Commencing a suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein, or to enforce the discharge of Merchant’s and Guarantor’s obligations hereunder or any other legal or equitable right or remedy including without limitation Purchaser’s rights of a secured party under the UCC.

30. Remedies are not Exclusive. All rights, powers and remedies of Purchaser in connection with this Agreement may be exercised at any time after the occurrence of any Event of Default, and are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided to Purchaser by law or equity.

31. Power of Attorney. Each Merchant irrevocably appoints Purchaser and its representatives as their respective agents and attorneys- in-fact with full authority to take any action or execute any instrument or document to do the following: (A) to settle all obligations due to Purchaser from any credit card processor and/or account debtor(s) of Merchant; (B) upon occurrence of an Event of Default under this Agreement, to perform any and all such obligations of Merchant under this Agreement, including without limitation

(i) to obtain and adjust insurance; (ii) to collect monies due or to become due under or in respect of any of the Collateral; (iii) to receive, endorse and collect any checks, notes, drafts, instruments, documents or chattel paper in connection with clause (i) or clause (ii) above; (iv) to sign Merchant’s name on any invoice, bill of lading, or assignment directing customers or account debtors to make payment directly to Purchaser; and (v) to file any claims or take any action or institute any proceeding against Merchant and/or Officer which Purchaser may deem necessary for the collection of any portion of the undelivered Sold Amount of Future Receipts from the Collateral, or otherwise to enforce its rights under this Agreement.

VIII. ADDITIONAL TERMS:

32. Additional Fees. In addition to all other sums due to Purchaser under this Agreement, Merchant shall pay to Purchaser (the sum of all such charges, hereinafter, the “Fee”):

a.	Merchant will pay all Due Diligence & Processing Fees upon entering into this Agreement as reimbursement of Purchaser’s costs associated with entering into this Agreement (the cost of due diligence on the Merchant’s business, financial and legal due diligence, etc.)
b.	$35 in each and every instance when delivery of the Daily Delivery to Purchaser has failed due to the insufficient funds in the Merchant’s Approved Account.
c.	$100 in each and every instance when Merchant blocks Purchaser’s access (or otherwise prevents Purchaser from accessing) Merchant’s bank accounts.
d.	$2,500 in each and every instance when, upon occurrence of an Event of Default, Purchaser shall have agreed to waive Merchant’s default.

33. Merchant Deposit Agreement. Merchant shall execute an agreement with Purchaser that would authorize Purchaser to arrange for electronic fund transfer services and/or “ACH” payments of Daily Delivery from the Approved Bank Account. Merchant shall provide Purchaser and/or its authorized agent with all information, authorizations and passwords necessary to verify Merchant’s receivables, receipts and deposits into the Approved Bank Account. Merchant shall authorize Purchaser and/or it’s agent to deduct daily the amounts of Daily Delivery to Purchaser from settlement amounts which would otherwise be due to Merchant from electronic check transactions and to pay such amounts to Purchaser by permitting Purchaser to withdraw the Daily Delivery from such account. The authorization shall be irrevocable.

34. Financial Condition. Merchant and its Officer(s) authorize Purchaser and its agents to investigate their financial responsibility and history, and will provide to Purchaser any bank or financial statements, tax returns, etc., as deems necessary prior to or at any time after execution of this Agreement. A photocopy of this authorization will be deemed as acceptable for release of financial information. is authorized to update such information and financial profiles from time to time as it deems appropriate.

35. Transactional History. Merchant shall execute written authorization(s) to their bank(s) to provide Purchaser with Merchant’s banking and/or credit-card processing history.

36. Indemnification. Merchant hereby does indemnify and hold harmless Approved Processor, its officers, directors and shareholders against all losses, damages, claims, liabilities and expenses (including reasonable attorney’s fees) incurred by Approved Processor resulting from (a) claims asserted by Purchaser for monies owed to Purchaser from Merchant and (b) actions taken by Approved Processor in reliance upon information or instructions provided by Purchaser.

37. No Liability. In no event shall Purchaser be liable for any claims asserted by Merchant or its Officer under any legal theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is waived by Merchant and Officer(s).

38. Right to Cancel.

I.	Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall have the right to cancel this agreement any time prior to its delivery of the Purchase Price to Merchant and, upon such cancellation, this Agreement shall become null and void and the parties shall have no obligation to, or rights against, each other, except that all sums delivered by Merchant to Purchaser on account of entering into this Agreement shall be promptly returned to Merchant.
II.	Notwithstanding anything to the contrary set forth in this Agreement, in the event Merchant has not been in default under this Agreement, Merchant shall have the right to cancel this Agreement any time until the midnight of the fifth (5th) Business Day following the date of its receipt of the Purchase Price by notifying Purchaser of such cancellation by notice sent in accordance with this Agreement. Upon timely delivering such cancellation notice to Purchaser, and further provided that Merchant has otherwise complied with the provisions of this Agreement, Merchant shall refund the entire amount of the Purchase Price back to Purchaser within five (5) Business Days following the date of Merchant’s receipt of the Purchase Price. Upon such refund of the Purchase Price back to Purchaser, this Agreement shall become null and void and the parties shall have no remaining obligations to or rights against each other except that Purchaser shall have the right to keep, as fair and adequate compensation for its costs of entering into this Agreement with Merchant, the entire amount of Daily Deliveries as well as the origination fee (as set forth above) received by Purchaser prior to the date when this Agreement is terminated.

IX. GUARANTY OF PERFORMANCE OF MERCHANT’S OBLIGATIONS:

39. Merchant Representations. Merchant represents and warrants to Purchaser that:

a.	Officer, or manager of Merchant and will directly benefit from Purchaser and Merchant entering into the Agreement.
b.	It understands and acknowledges that Purchaser is not willing to enter into the Agreement unless Merchant irrevocably, absolutely and unconditionally guarantees prompt and complete performance of any and all liabilities, obligations, covenants or agreements of Merchant under this Agreement, now or hereafter arising from, out of or relating to this Agreement, whether direct, indirect, contingent or otherwise (hereinafter referred to collectively as the “Merchant Obligations”).

40. Guaranty of Merchant’s Obligations. Merchant does hereby irrevocably, absolutely and unconditionally guarantees to Purchaser prompt, full, faithful and complete performance and observance of all of Merchant’s Obligations; Merchant unconditionally covenants to Purchaser that if default or breach shall at any time be made by Merchant in the Merchant’s Obligations, Merchant shall or perform (or cause to be performed) the Merchant’s Obligations and pay all damages and other amounts stipulated in this Agreement with respect to the non-performance of the Merchant’s Obligations, or any of them.

41. Merchants’s Other Agreements. Merchant will not dispose, convey, sell or otherwise transfer, or cause Merchant to dispose, convey, sell or otherwise transfer, any material business assets of Merchant without the prior written consent of Purchaser, which consent may be withheld for any reason, until Purchaser’s receipt of the entire Sold Amount of Future Receipts. Merchant shall pay to Purchaser upon demand all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred as the result of, or incidental to, or relating to, the enforcement or protection of Purchaser’s rights against Merchant under the Agreement.. The obligation of the Merchant shall be unconditional and absolute, regardless of the unenforceability of any provision of any agreement between Merchant and Purchaser, or the existence of any defense, setoff or counterclaim, which Merchant may assert. Purchaser is hereby authorized, without notice or demand and without affecting the liability of Merchant hereunder, to at any time renew or extend Merchant’s obligations under the Agreement or otherwise modify, amend or change the terms of the Agreement.

42. Waiver; Remedies. No failure on the part of Purchaser to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver, nor shall any single or partial exercise of any right under this Guaranty preclude any other or further exercise of any other right. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law or equity. In the event that Merchant fails to perform any obligation under the Agreement, Purchaser may enforce its rights under this Guaranty without first seeking to obtain performance for such default from Merchant.

43. Acknowledgment of Purchase. Officer acknowledges and agrees that the Purchase Price paid by Purchaser to Merchant in exchange for the Sold Amount of Future Receipts is a payment of an adequate consideration and is not intended to be treated as a loan or financial accommodation from Purchaser to Merchant. Officer specifically acknowledges Purchaser is not a lender, bank or credit card processor, and that Purchaser has not offered any loans to Merchant, and Officer waives any claims or defenses of usury in any action arising out of this Agreement. Officer acknowledges the Purchase Price paid to Merchant is good and valuable consideration for the sale of the Sold Amount of Future Receipts.

44. Severability. If for any reason any court of competent jurisdiction finds any provisions of this Agreement applicable to the Merchant to be void or voidable, the parties agree that the court may reform such provision(s) to render the provision(s) enforceable ensuring that the restrictions and prohibitions contained in those provisions shall be effective to the fullest extent allowed under applicable law.

45. Opportunity for Attorney Review. Merchant represents that he/she has carefully read this Agreement and has, or had an opportunity to, consult with his or her attorney. Merchant understands the contents of this Agreement, signs it as his or her free act and deed, and agrees to be bound by the provisions hereof.

X. MISCELLANEOUS:

47. Modifications; Agreements. No modification, amendment, waiver or consent of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all parties.

48. Assignment. Purchaser may assign, transfer or sell its rights or delegate its duties hereunder, either in whole or in part without prior notice to the Merchant or the Officer. Neither Merchant nor Officer shall have the right to assign their respective rights or obligations under this Agreement without first obtaining Purchaser’s written consent.

49. Notices. All notices, requests, consent, demands and other communications hereunder shall be delivered by certified mail, return receipt requested, to the respective parties to this Agreement at the addresses set forth in this Agreement and shall become effective as of the date of receipt or declined receipt.

50. Waiver Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided hereunder are cumulative and not exclusive of any remedies provided by law or equity.

51. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

52. Governing Law, Venue and Jurisdiction. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regards to any applicable principles of conflicts of law. Any lawsuit, action or proceeding arising out of or in connection with this Agreement shall be instituted exclusively in any court sitting in New York State, (the “Acceptable Forums”). Each party signing this Agreement agrees that the Acceptable Forums are convenient, and irrevocably submits to the jurisdiction of the Acceptable Forums and waives any and all objections to inconvenience of the jurisdiction or venue. Should a proceeding be initiated in any other forum, the parties waive any right to oppose any motion or application made by either party to transfer such proceeding to an Acceptable Forum.

53. Survival of Representation, etc. All representations, warranties and covenants herein shall survive the execution and delivery of this Agreement and shall continue in full force until all obligations under this Agreement shall have been complied with and satisfied in full and this Agreement shall have terminated.

54. Severability. In case any of the provisions in this Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any other provision contained herein shall not in any way be affected or impaired.

55. Entire Agreement. Any provision hereof prohibited by law shall be ineffective only to the extent of such prohibition without invalidating the remaining provisions hereof. This Agreement and all amendments, riders and exhibits thereon (if any) embody the entire agreement between Merchant, Officer and Purchaser and supersede all prior agreements and understandings relating to the subject matter hereof.

56. JURY TRIAL WAIVER. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART OR THE ENFORCEMENT HEREOF. THE PARTIES HERETO ACKNOWLEDGE THAT EACH MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH THEIR ATTORNEYS.

57. CLASS ACTION WAIVER. THE PARTIES HERETO WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST ANY OTHER PARTY TO THIS AGREEMENT, AS A REPRESENTATIVE OR MEMBER IN ANY CLASS OR REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW AGAINST PUBLIC POLICY. TO THE EXTENT ANY PARTY IS PERMITTED BY LAW OR COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST THE OTHER, THE PARTIES HEREBY AGREE THAT: (1) THE PREVAILING PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEYS’ FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY); AND (2) THE PARTY WHO INITIATES OR PARTICIPATES AS A MEMBER OF THE CLASS WILL NOT SUBMIT A CLAIM OR OTHERWISE PARTICIPATE IN ANY RECOVERY SECURED THROUGH THE CLASS OR REPRESENTATIVE ACTION.

58. ARBITRATION. THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PURCHASER, MERCHANT, AND ANY Officer SHALL HAVE THE RIGHT TO REQUEST THAT ALL DISPUTES AND CLAIMS ARISING OUT OF OR RELATING TO THE CONSTRUCTION AND INTERPRETATION OF THIS AGREEMENT ARE SUBMITTED TO ARBITRATION. THE PARTY SEEKING ARBITRATION SHALL FIRST SEND A WRITTEN NOTICE OF INTENT TO ARBITRATE TO ALL OTHER PARTIES, BY CERTIFIED MAIL. UPON SENDING OF SUCH NOTICE, A PARTY REQUESTING ARBITRATION MAY COMMENCE AN ARBITRATION PROCEEDING WITH THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) OR NATIONAL ARBITRATION FORUM (“NAF”). EACH MERCHANT, Officer AND PURCHASER SHALL PAY THEIR OWN ATTORNEYS’ FEES INCURRED DURING THE ARBITRATION PROCEEDING. THE PARTY INITIATING THE ARBITRATION SHALL PAY ANY ARBITRATION FILING FEE, ADMINISTRATION FEE AND ARBITRATOR’S FEE.

59. RIGHT TO OPT OUT OF ARBITRATION. SELLER AND Officer(S) MAY OPT OUT OF THE ARBITRATION PROVISION ABOVE. TO OPT OUT OF THE ARBITRATION CLAUSE, SELLER AND EACH Officer MUST SEND BUYER A NOTICE THAT THE SELLER AND EACH Officer DOES NOT WANT THE CLAUSE TO APPLY TO THIS AGREEMENT. FOR ANY OPT OUT TO BE EFFECTIVE, SELLER AND EACH Officer MUST SEND AN OPT OUT NOTICE TO THE FOLLOWING ADDRESS BY REGISTERED MAIL, WITHIN 14 DAYS AFTER THE DATE OF THIS AGREEMENT: Libertas Funding LLC. – ARBITRATION OPT OUT, 382 Greenwich Avenue Suite 2 Second Floor Greenwich CT 06830, ATTENTION: [Customer Service].

60. Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

61. Counterparts and Facsimile Signatures. This Agreement can be signed in one or more counterparts, each of which shall constitute an original and all of which when take together shall constitute one and the same agreement. Signatures delivered via facsimile and/or via Portable Digital Format (PDF) shall be deemed acceptable for all purposes, including without limitation the evidentially purposes.

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MERCHANT: SHARING SERVICES, INC., Four Oceans Holdings, Inc, Elepreneur, LLC, Elevacity Global LLC, Elenergy, LLC, Imagine University, LLC, Legacy Direct Global, LLC, Total Travel Media, Inc		Officer #1:

By
Name:	John Thatch	Name:	John Thatch
Title:	CEO	SSN:
FEIN:

Libertas Funding LLC.		Officer #2:

By:
Name:	Randy Saluck	Name:	Frank Walters
Title:	CEO, Libertas Funding LLC.	SSN: